Exhibit 1.08

For More Information:

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

Or
Media Relations In China:

Jackie Chen CDC Corporation 852 2237 8838	Joy Cao CDC Software 86-21-6495 2200, extension 2122.

FOR IMMEDIATE RELEASE

CDC Software Plans Cloud Computing Initiatives at Hong Kong Science Park

HONG KONG SCIENCE PARK, Sept. 18, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced at a press conference here, that it is expanding its advanced technology research team at the Hong Kong Science Park to develop future cloud computing technology for the next generation of its enterprise solutions.

C.K. Wong, Ph.D., vice chairman of the board of directors of CDC Software and CEO of iASPEC Technologies and Services, will be directing this team. Sean Yu, chairman of CDC Software operations in China and vice president of the company’s product engineering operations in Shanghai and Nanjing, will be supporting Mr. Wong and his team in Hong Kong. CDC Software also expects to leverage its technology partnerships with platform companies, such as Microsoft, in its future research and development initiatives with cloud computing.

“We are delighted to launch our cloud computing initiatives in the Hong Kong Science Park, one of the most formidable research and development centers in the world,” said Alan MacLamroc, chief product and technology officer (CTO), CDC Software. “The advances we expect from this team, along with the support from our extensive product engineering and testing operations in China, will help ensure that the next generation of our solutions meet the most exacting requirements demanded by businesses of the future.”

“As an international software company with our roots deeply planted in China and Hong Kong, we are well positioned to take advantage of the global talent in software technologies here,” said Mr. Wong. “We believe Hong Kong is an important location in our global R&D efforts.”

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com (Hong Kong GEM 8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about the competitive position of CDC Software, our beliefs and expectations regarding development plans using cloud computing, our expectations regarding the performance of our our research teams and the potential benefits thereof, our beliefs regarding the possible integration of cloud computing with our current products, our beliefs regarding our competitive position and our ability to leverage existing strategic partnerships, our beliefs regarding future development efforts, our beliefs regarding the benefits of CDC Software’s products to customers, our beliefs regarding the possible benefits of our location in the Hong Kong Science Park, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software market, the ability of CDC Software and/or partners to develop cloud computing technology to meet the business requirements of the market, demand for and market acceptance of cloud computing technology, our ability to access global talent and expertise as needed, the continued support of our strategic and contractual partners, and the ability of CDC Software to successfully deliver cloud computing technology. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.